EXHIBIT 10.3      MANAGEMENT PERFORMANCE PLAN 2005

2005 PAYABLE IN 2006

I.       SPONSOR

         FBL Financial Group, Inc. is the sponsor of the Management Performance Plan.

II.      PARTICIPANTS

         Participants in the plan include the senior executive group and executive group of FBL's Tier I participants. Tier II participants include FBL's department heads (salary grade 45). Tier III participants include FBL's managers (salary grade 44).

III.     FEATURES

         A. Each year the board of directors of the sponsoring companies approve five to eight corporate goals. These performance goals would include significant areas of achievement such as property/casualty accounts, property/casualty and life insurance new business production, expense management and earnings.

         B. Each goal will be given equal weight but may be split between life and property/casualty performance.

         C. Each goal will be measured separately in the determination of the attainment level. Generally goals for insurance management will be based on the performance over the entire marketing area. Participants whose responsibilities are limited to a single state or sales region will be measured according to the performance of that particular territory.

         D. Percentage of incentives to be paid will be calculated separately for each performance goal and no incentive will be paid on a goal until at least 75% of goal level is attained.

         E. The applicable performance incentive percentage for each goal will increase proportionately for achievement above 75% of goal level to a maximum of 150% of goal.

         F. For Tier I, Groups 1, 2 and 3, achievement of 75% of goal will result in 50% of the performance incentive percentage, and achievement of 150% of goal will result in 200% of the performance incentive percentage. For Tier I, Group 4, and Tiers II and III, achievement of 75% of goal will result in 75% of the performance incentive percentage, and achievement of 150% of goal will result in 150% of the performance incentive percentage.

         G. The performance incentive percentage will be applied to the participant's base salary paid during the plan year.

         H. The performance incentive percentage payable varies by tier and in some cases by employee group within a tier as follows:


                  Tier I
                  Group I Target - 50% of base pay
                  Chief Executive Officer

                  Tier I
                  Group II Target - 40% of base pay
                  Chief Financial Officer
                  E.V.P. Farm Bureau Life
                  E.V.P. P/C Companies
                  E.V.P. EquiTrust Life

                  Tier I
                  Group III Target -  25% of base pay
                  Balance of FBL management team

                  Tier I
                  Group IV Target - 20% of base pay
                  Executive Group - Grade 50 employees

                  Tier II Target - All participants - 10% of base pay
                  Grade 45

                  Tier III Target - All participants - 8% of base pay
                  Grade 44

         I. Payments of the performance incentive will be made annually to each participant in a single, separate, lump sum payment on or before February 14 for the prior plan year.